EXHIBIT 10.28

Assignor: Progreen Properties, Inc.

Assignee: EIG Venture Capital Ltd.

Property/Agreement Assigned: 13.5% Secured Convertible Debenture, due November 5, 2015, as amended (the “Debenture”)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE AND ASSIGNMENT, made as of the 9th day of February, 201, by and among Progreen Properties, Inc., a Delaware corporation (hereinafter referred to as "Assignor"), EIG Venture Capital Ltd., a Belize limited company (hereinafter referred to as "Assignee"), and Rupes Futura AB, a Swedish corporation, the registered holder of the Debenture (hereinafter referred to as the “Holder”);

WITNESSETH:

WHEREAS, it is the desire of Assignor and Assignee that Assignor shall execute and deliver this instrument to Assignee for the purpose of more effectually selling, assigning, transferring, delivering and conveying to Assignee all of Assignor's estates, rights, titles, interests, claims and demands in, to and under the property and assets hereinafter described or referred to;

NOW, THEREFORE, in accordance with the terms of this Agreement, the parties hereto hereby agree as follows:

1.	Assignor hereby sells, assigns, transfers, conveys, delivers and sets over to Assignee, its successors and assigns, forever, all estates, rights, titles, interests, claims and demands of Assignor in and to the Debenture.

Effective as of the date first set out above, Assignee agrees to assume all obligations of Assignor to the Holder under the Debenture, which Assignee hereby agrees will be exchanged for a loan Note of Assignor, due December 31, 2018, bearing interest at the rate of five (5%) percent per annum and otherwise substantially in the form of the loan note attached as Exhibit I to this Agreement (the “Exchange Note”). The Holder hereby consents to the assumption by Assignee of the Debenture, and agrees to exchange the Debenture for the Exchange Note as aforesaid and agrees to the substitution of Assignee for Assignor as the obligor for all amounts due to him pursuant to the Debenture.

2.	In consideration of the assignment of the Debenture as provided herein, the Holder hereby fully releases Assignor, its owners, directors and officers, subsidiaries, agents, successors and assigns from all liabilities, damages, causes of action, claims which the Holder might have against Assignor of any kind or nature, known or unknown, suspected or unsuspected, accrued or unaccrued, whether in law, equity or otherwise, and whether under contract, warranty, tort or otherwise, which the Holder ever had, now has or may have, claim or assert from the beginning of the world to the date of this Assignment and Assumption Agreement

This Assignment and Assumption Agreement and the covenants and agreements herein contained shall be binding upon Assignor, Assignee and the Holder, and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement by their respective officers or representatives hereunto duly authorized as of the day and year first above set forth.

ASSIGNOR:

PROGREEN PROPERTIES, INC.

BY:	/s/ Jan Telander

ASSIGNEE:

EIG VENTURE CAPITAL LTD.

By:	/s/ Ulf Telander
Title:

RUPES FUTURA AB

BY:	/s/ Henrik Sellmann
Title:	President